FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-236442

Equitable Financial Life Insurance Company

Equitable Financial Life Insurance Company of America

Supplement dated January 4, 2021 to the current variable life and annuity prospectuses

This Supplement updates certain information in the most recent prospectuses and statements of additional information you received and in any supplements to those prospectuses and statements of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in your Prospectus.

The purpose of this Supplement is to provide you with information regarding certain changes to the Prospectus. As applicable to your contract or policy, please note the following changes:

Name, Investment Objective and/or Sub-Adviser Changes to Certain EQ Advisors Trust Portfolios (“Portfolios”)

On or about February 1, 2021, subject to regulatory approval, all references in your Prospectus to the name, investment objective and/or sub adviser of the Portfolios are changed as indicated in the table below. Accordingly, all references to the corresponding Portfolio are also changed:

Current Portfolio Name	New Portfolio Name	Current Sub Adviser	New Sub Adviser	Current Objective	New Objective

EQ/BlackRock Basic Value Equity Portfolio	EQ/Value Equity Portfolio	BlackRock Investment Management, LLC	Aristotle Capital Management, LLC	Seeks to achieve capital appreciation and secondarily, income.	Seeks to achieve capital appreciation.

EQ/Large Cap Value Managed Volatility Portfolio	No change.	BlackRock Investment Management, LLC	Aristotle Capital Management, LLC	No change.

Equitable Investment Management Group, LLC will continue to be the Investment Adviser of the Portfolios. Also, please see “The Portfolios of the Trusts” in your Prospectus for more information.

Distributed by affiliate Equitable Advisors, LLC and for certain contracts co-distributed by affiliate

Equitable Distributors, LLC

1290 Avenue of the Americas

New York, NY 10104.

Copyright 2020 Equitable Financial Life Insurance Company and Equitable Financial Life Insurance Company of America.

All rights reserved.

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

Equitable Financial Life Insurance Company of America

Administrative Office: 525 Washington Boulevard

Jersey City, NJ 07310

212-554-1234

IM-30-21 (1.21)	Catalog no. 162666 (1.21)
Global Annuities/Life – Inforce/New Biz
AR Mail	75689